JOHN HANCOCK FUNDS II

U.S. EQUITY FUND

Grantham, Mayo, Van Otterloo & Co. LLC

AMENDMENT (the “Amendment”) made as of this 1st day of July, 2015 to the Subadvisory Agreement dated January 1, 2014, (the “Agreement”), between JOHN HANCOCK ADVISERS, LLC, a Delaware limited liability company (the “Adviser”), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPENDIX A

Appendix A of the Agreement, which relates to Section 4 of the Agreement, “Compensation of Subadviser,” is hereby amended and restated.

2.	EFFECTIVE DATE

This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Fund II (the “Trust”) and (ii) execution of the Amendment.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meaning specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name: Leo Zerilli
	Title:	Senior Vice President and
Chief Investment Officer

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ JB Kittredge
Name: JB Kittredge
	Title:	General Counsel

APPENDIX A

The Subadviser shall serve as investment subadviser for the following Portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio as indicated below.

1.	For purposes of calculating the fee to be paid to the Subadviser under this Agreement:

“Portfolio Assets” shall mean the net assets of a given Portfolio managed by the Subadviser for which the fee is being calculated;

“Other Assets” shall mean, with respect to a Portfolio, the net assets of the portion of assets managed by the Subadviser of the Accounts listed below as corresponding to such Portfolio;

“Combined Assets” shall mean the sum of Portfolio Assets and Other Assets; and

“Daily Portfolio Net Assets” shall mean the net asset value of the Portfolio Assets as of the end of each day.

“Daily Combined Net Assets” shall mean the net asset value of the Combined Assets as of the end of each day.

2.                  The Subadviser’s fee shall be calculated and accrued daily based upon the Daily Portfolio Net Assets and the sum of the daily fee accruals shall be paid monthly in arrears (within 10 days of receipt by the Adviser of an invoice from the Subadviser). The fee accrued each calendar day shall be calculated by applying the Applicable Rate, as determined in accordance with Item 4 below, to the Daily Portfolio Net Assets, and dividing by 365 (366 in a leap year).

3.                  The following table shall be used to determine the Other Assets that correspond to each Portfolio:

Name of Portfolio	Names of Accounts Used to Calculate “Other Assets”
U.S. Equity Fund (formerly, U.S. Multi Sector Fund)	John Hancock U.S. Equity Trust, a series of John Hancock Variable Insurance Trust

4.                  The following fee schedule shall be used to determine the Applicable Rate used in calculating the fee to be paid to the Subadviser under this Agreement with respect to each Portfolio, in each case (unless otherwise noted) based on the Daily Combined Net Assets as indicated.

Name of Fund	First Tranche: Daily Combined Net Assets up to $500 million	Second Tranche: Daily Combined Net Assets in Excess of $500 million and up to $1 billion	Third Tranche: Daily Combined Net Assets in Excess of $1 billion and up to $2 billion	Fourth Tranche: Daily Combined Net Assets in Excess of $2 billion

U.S. Equity Fund (formerly, U.S. Multi-Sector Fund)	xxx%	xxx%	xxx%	xxx%

Unless otherwise indicated above, the “Applicable Rate” is equal to (a) the sum of the products of the percentage and the dollar amount of the portion of Daily Combined Net Assets in each respective tranche, divided by (b) the total amount of Daily Combined Net Assets. For example, using the first Portfolio above, U.S. Multi Sector Fund, if Daily Combined Net Assets were $2,000,000,000, the Applicable Rate would be (($500,000,000 * xxx%) + ($500,000,000 * xxx%) + ($1,000,000,000 * xxx %) / $ 2,000,000,000 = ($xxxm + $xxxm + $xxxm) / $2,000m = xxx%.